                                                                      EXHIBIT 14

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated February 8, 2002 relating to the financial statements and financial highlights which appear in the December 31, 2001 Annual Report to Shareholders of the Heartland Wisconsin Tax Free Fund (one of the portfolios comprising Heartland Group, Inc.), which are also incorporated by reference into the Registration Statement. We also consent to the reference to us under the headings "Other Service Providers to the Funds -- Heartland Fund," "Miscellaneous -- Auditors" and "Experts" in such Registration Statement.

PRICEWATERHOUSECOOPERS LLP

Milwaukee, Wisconsin
August 12, 2002